Exhibit 10.2

INC RESEARCH HOLDINGS, INC.
2014 Equity Incentive Plan
Stock Option Award Agreement for Non-U.S. Participants
This Stock Option Award Agreement for Non-U.S. Participants (the “Option Agreement”), including any special terms and conditions for the Participant’s country set forth in the appendix attached hereto (the “Appendix”) (the Option Agreement and the Appendix, together, this “Agreement”) is made by and between INC Research Holdings, Inc., a Delaware corporation (the “Company”), and [●] (the “Participant”), effective as of [●] (the “Date of Grant”).
RECITALS
WHEREAS, the Company has adopted the INC Research Holdings, Inc. 2014 Equity Incentive Plan (as the same may be amended and/or amended and restated from time to time, the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement, and capitalized terms not otherwise defined in this Agreement will have the meanings ascribed to those terms in the Plan; and
WHEREAS, the Committee has authorized and approved the grant of an Award to the Participant of a Stock Option to purchase shares of Common Stock (“Shares”), subject to the terms and conditions set forth in the Plan and this Agreement (including the Appendix).
NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the parties agree as follows:

1.
Grant of Stock Option Award. The Company has granted to the Participant, effective as of the Date of Grant, the right and option to purchase, on the terms and conditions set forth in the Plan and this Agreement, all or any part of an aggregate of [●] Shares, subject to adjustment as set forth in the Plan (the “Option”). The Option is intended to be a Nonqualified Stock Option.

2.	Exercise Price. The exercise price of the Option is $[●] per Share, subject to adjustment as set forth in the Plan (the “Exercise Price”).

3.	Vesting of Option. Subject to the terms and conditions set forth in the Plan and this Agreement, the Option will vest as follows:

(a)
General. Except as otherwise provided in Sections 3(b) and 4, the Option will vest in equal annual installments of 25% of the Shares over a four -year period on each anniversary of the Date of Grant, subject to the Participant’s continued Service through each applicable vesting date.

(b)
Change in Control. The Option will become fully vested immediately upon the Participant’s termination of Service in the event that the Participant’s Service is terminated by the Company without Cause (as defined in the Plan) or if Participant resigns for Good

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Reason at the time of, or within 12 months following, the consummation of a Change in Control occurring after the Date of Grant.
As used in this Agreement, “Good Reason” shall mean the occurrence, without Participant’s express written consent, of any of the following events: (i) a material reduction in Participant’s base salary or Target Bonus percentage under the INC Research, LLC Management Incentive Plan, if applicable; (ii) a material adverse change to Participant’s authority, job duties or responsibilities as compared to Participant’s authority, job duties or responsibilities immediately prior to the Change in Control; (iii) a requirement that Participant relocate to a principal place of employment more than fifty (50) miles from the Company’s offices at 3201 Beechleaf Court, in Raleigh, North Carolina or Participant’s assigned principal office location with any Subsidiary as of immediately prior to the occurrence of the Change in Control; or (iv) if Participant has an effective employment agreement, service agreement, or other similar agreement with the Company or any Subsidiary, a material breach of such agreement, provided, that, any event described in clauses (i), (ii), (iii) and (iv) above shall constitute Good Reason only if the Participant provides the Company with written notice of the basis for the Participant’s Good Reason within forty-five (45) days of the initial actions or inactions of the Company or any Subsidiary giving rise to such Good Reason and the Company or applicable Subsidiary has not cured the identified actions or inactions within thirty (30) days of such notice and provided further that Participant terminates his or her Service within thirty (30) days following the Company or applicable Subsidiary’s failure to cure within the thirty (30) day cure period.”

4.	Forfeiture; Expiration.

(a)
Termination of Service. Notwithstanding the Change in Control vesting as stated in Section 3(b) above, any unvested portion of the Option will be forfeited immediately, automatically and without consideration upon a termination of the Participant’s Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any). In the event the Participant’s Service is terminated for Cause, the vested portion of the Option will also be forfeited immediately, automatically and without consideration upon that termination for Cause. Without limiting the generality of the foregoing, the Option and the Shares (and any resulting proceeds) will continue to be subject to Section 13 of the Plan.

(b)
Expiration. Any unexercised portion of the Option will expire on the tenth anniversary of the Date of Grant (the “Expiration Date”), or earlier as provided in this Agreement (including Section 5) or the Plan.

5.
Period of Exercise. Subject to the provisions of the Plan and this Agreement, the Participant may exercise all or any part of the vested portion of the Option at any time prior to the earliest to occur of:

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(a)	the Expiration Date;

(b)	the date that is one (1) year following termination of the Participant’s Service due to death or Disability;

(c)	the date that is ninety (90) days following termination of the Participant’s Service without Cause or, to the extent applicable, for Good Reason;

(d)	the date of termination of the Participant’s Service for Cause; or

(e)	the date that is forty-five (45) days following the termination of the Participant’s Service for any reason other than pursuant to Sections 5(b), 5(c) or 5(d) above.

6.	Exercise of Option

(a)
Notice of Exercise. Subject to Section 4 and 5, the Participant or, in the case of the Participant’s death or Disability, the Participant’s representative may exercise all or any part of the vested portion of the Option by delivering to the Company at its principal office a written notice of exercise in the form of the attached as shown on Appendix A or any other form that the Committee may permit (such notice, a “Notice of Exercise”). The Notice of Exercise will be signed by the person exercising the Option. In the event that the Option is being exercised by the Participant’s representative, the Notice of Exercise will be accompanied by proof (satisfactory to the Committee) of the representative’s right to exercise the Option. The Participant or the Participant’s representative will deliver to the Committee, at the time of giving the Notice of Exercise, payment in a form permissible under Section 7 for the full amount of the Purchase Price and applicable Tax-Related Items withholding as provided below.

(b)
Issuance of Common Stock. After all requirements with respect to the exercise of the Option have been satisfied, including any Tax-Related Items, the Committee will cause to be issued the Shares as to which the Option has been exercised (or, in the Committee’s discretion, in un-certificated form, upon the books of the Company’s transfer agent), registered in the name of the person exercising the Option (or in the names of such person and his or her spouse as community property or as joint tenants with right of survivorship if recognized in the Participant’s jurisdiction). Neither the Company nor the Committee will be liable to the Participant or any other Person for damages relating to any delays in issuing the Shares or any mistakes or errors in the issuance of the Shares.

(c)
Responsibility for Taxes. The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Subsidiary employing or retaining the Participant (the “Employer”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Options, including, but not limited to,

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the grant, vesting, or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(d)
Withholding Requirements. Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by any of the means described in of the Plan or Section 7 of this Agreement.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the exercised Options, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.
Finally, the Participant agrees to pay to the Company or the Employer, including through withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of Shares, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

7.
Payment for Shares. The “Purchase Price” will be the Exercise Price multiplied by the number of Shares with respect to which the Option is being exercised. All or part of the Purchase Price and any Tax-Related Items withholding may be paid as follows:

(a)	Cash or Check. In cash or by bank certified check.

(b)
Brokered Cashless Exercise. To the extent permitted by applicable law and unless otherwise provided by the Committee, from the proceeds of a sale through a broker on the date of exercise of some or all of the Shares to which the exercise relates. In that case,

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the Participant will provide the Company a properly executed Notice of Exercise, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds to pay the aggregate purchase price and/or Tax-Related Items withholding, as applicable. To facilitate the foregoing, the Company may enter into agreements or coordinate procedures with one or more brokerage firms.

(c)
Net Exercise. By reducing the number of Shares otherwise deliverable upon the exercise of the Option by the number of Shares having a Fair Market Value equal to the amount of the Purchase Price and/or Tax-Related Items withholding, as applicable.

(d)
Surrender of Stock. In each instance, at the sole discretion of the Committee, by surrendering, or attesting to the ownership of, Shares that are already owned by the Participant free and clear of any restriction or limitation, unless the Committee specifically agrees to accept such Shares subject to such restriction or limitation. Such Shares will be surrendered to the Company in good form for transfer and will be valued by the Company at their Fair Market Value on the date of the applicable exercise of the Option, or to the extent applicable, on the date the Tax-Related Items withholding is to be determined. The Participant will not surrender, or attest to the ownership of, Shares in payment of the Purchase Price (or Tax-Related Items withholding) if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to this Option for financial reporting purposes that otherwise would not have occurred.

8.	Adjustment to Option. In the event of any change with respect to the outstanding Shares contemplated by Section 4.5 of the Plan, the Option may be adjusted in accordance with Section 4.5 of the Plan.

9.	Nature of Grant. In accepting the grant of the Option, the Participant acknowledges, understands and agrees that:

(a)
the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)
the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(c)	all decisions with respect to future Options or other grants, if any, will be at the sole discretion of the Company;

(d)	the Option grant and the Participant’s participation in the Plan shall not be interpreted as forming a Service contract with the Company or any Subsidiary;

(e)	the Participant is voluntarily participating in the Plan;

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(f)	the Option and the Shares subject to the Option, and the income and value of same, are not intended to replace any pension rights or compensation;

(g)
the Option and the Shares subject to the Option, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;

(h)	the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(i)	if the underlying Shares do not increase in value, the Option will have no value;

(j)	if the Participant exercises the Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the Exercise Price;

(k)
no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from a termination of the Participant’s Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and in consideration of the grant of the Option to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company or any of its Subsidiaries, waives the Participant’s ability, if any, to bring any such claim, and releases the Company and its Subsidiaries from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(l)
neither the Company nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to the Participant pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise.

10.
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

11.	Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in

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this Agreement and any other Option grant materials by and among, as applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
The Participant understands that Data will be transferred to Fidelity Stock Plan Services, LLC or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company, Fidelity Stock Plan Services, LLC and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. Further, the Participant understands that the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s Service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant Options or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.

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12.
Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

13.
Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

14.
Imposition of Other Requirements. The Company reserves the right to impose any other requirements on the Participant’s participation in the Plan, on the Option and on any shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

15.
Appendix. Notwithstanding any provisions in this Agreement, the Option grant shall be subject to any special terms and conditions set forth in the Appendix B for the Participant’s country. The Appendix B constitutes part of this Option Agreement.

16.
Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on his or her country, the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell Shares or rights to Shares (e.g., Options) under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant is responsible for ensuring compliance with any applicable restrictions and is advised to consult his or her personal legal advisor on this matter.

17.	Miscellaneous Provisions

(a)
Securities or Exchange Control Laws Requirements. No Shares will be issued or transferred pursuant to this Agreement unless and until all then applicable requirements imposed by federal and state securities and other securities or exchange control laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the Shares may be listed, have been fully met. As a condition precedent to the issuance of Shares pursuant to this Agreement, the Company may require the Participant to take any reasonable action to meet those requirements. The Committee may impose such conditions on any Shares issuable pursuant to this Agreement as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any exchange upon which shares of the same class are then listed and under any blue sky or other securities laws applicable to those Shares.

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(b)
Rights of a Shareholder of the Company. Neither the Participant nor the Participant’s representative will have any rights as a shareholder of the Company with respect to any Shares subject to the Option until the Participant or the Participant’s representative becomes entitled to receive those Shares by (i) filing a Notice of Exercise, (ii) paying the Purchase Price and Tax-Related Items withholding as provided in this Agreement, and the Company actually receiving those amounts, (iii) the Company issuing those Shares and entering the name of the Participant in the register of shareholders of the Company as the registered holder of those Shares and (iv) satisfying any other conditions as the Committee reasonably requires.

(c)
Transfer Restrictions. The Shares purchased by exercise of the Option will be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares are listed, any applicable federal, state or local laws and any agreement with, or policy of, the Company or the Committee to which the Participant is a party or subject, and the Committee may cause orders or designations to be placed upon the books and records of the Company’s transfer agent to make appropriate reference to such restrictions.

(d)
No Right to Continued Service. Nothing in this Agreement or the Plan confers upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without Cause.

(e)
Notification. Any notification required by the terms of this Agreement will be given by the Participant (i) in a writing addressed to the Company at its principal executive office and will be deemed effective upon actual receipt when delivered by personal delivery or by registered or certified mail, with postage and fees prepaid, or (ii) by electronic transmission to the Company’s e-mail address of the Company’s General Counsel and will be deemed effective upon actual receipt. Any notification required by the terms of this Agreement will be given by the Company (x) in a writing addressed to the address that the Participant most recently provided to the Company and will be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid, or (y) by facsimile or electronic transmission to the Participant’s primary work fax number or e-mail address (as applicable) and will be deemed effective upon confirmation of receipt by the sender of such transmission.

(f)
Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter of this Agreement. This Agreement and the Plan supersede any other agreements, representations or understandings (whether

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oral or written and whether express or implied) that relate to the subject matter of this Agreement.

(g)
Waiver. No waiver of any breach or condition of this Agreement by the Participant or any other Participant will be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(h)
Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s executor, personal representative(s), distributees, administrator, permitted transferees, permitted assignees, beneficiaries, and legatee(s), as applicable, whether or not any such person will have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

(i)
Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, then the remaining provisions will nevertheless be binding and enforceable.

(j)	Amendment. Except as otherwise provided in the Plan, this Agreement will not be amended unless the amendment is agreed to in writing by both the Participant and the Company.

(k)
Choice of Law; Jurisdiction. This Agreement and all claims, causes of action or proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to this Agreement will be governed by the internal laws of the State of Delaware, excluding any conflicts or choice-of-law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Participant and each party to this Agreement agrees that it will bring all claims, causes of action and proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or be related to the Plan and this Agreement exclusively in the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such claim, cause of action or proceeding, exclusively in the United States District Court for the District of Delaware (the “Chosen Court”), and hereby (i) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (ii) waives any objection to laying venue in any such proceeding in the Chosen Court, (iii) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such claim or cause of action will be effective if notice is given in accordance with this Agreement.

(l)
Signature in Counterparts. This Agreement may be signed in counterparts, manually or electronically, each of which will be an original, with the same effect as if the signatures to each were upon the same instrument.

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(m)
Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions of the Plan and this Agreement, and accepts the Option subject to all of the terms and conditions of the Plan and this Agreement. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable term and provision of the Plan will govern and prevail.

[Signature page follows.]

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IN WITNESS WHEREOF, the Company and the Participant have executed this Stock Option Award Agreement as of the date first written above.

PARTICIPANT	INC RESEARCH HOLDINGS, INC.

PARTICIPANT	INC RESEARCH HOLDINGS, INC.

	By:	/s/ Duncan Jamie Macdonald
	Name:	Duncan Jamie Macdonald
	Title:	Chief Executive Officer

[Electronic Signature]
____________________
Participant Signature
Name: [Participant Name]
Acceptance Date: [Acceptance Date]

[Signature Page – Form – Stock Option Award Agreement for Non-U.S. Participants]

Appendix A-1

APPENDIX A
NOTICE OF EXERCISE

INC Research Holdings, Inc.
[Address 1]
[Address 2]
Attention: General Counsel

Date of Exercise: _________________
Ladies & Gentlemen:
1.    Exercise of Option. This constitutes notice to INC Research Holdings, Inc. (the “Company”) that, pursuant to my INC Research Holdings, Inc. 2014 Equity Incentive Plan Stock Option Award Agreement, dated ___________, 20__ (the “Award Agreement”), I elect to purchase the number of Shares set forth below for the price set forth below. Capitalized terms used and not otherwise defined in this notice will have the meanings ascribed to those terms in the Award Agreement. By signing and delivering this notice to the Company, I hereby acknowledge that I am the holder of the Option exercised by this notice and have full power and authority to exercise the Option.

Number of Shares as to which Option is exercised (“Optioned Shares”):
Shares to be issued in name of:
Date of Grant:
Total Purchase Price:

2.    Delivery of Payment. With this notice, I hereby deliver to the Company the full exercise price of the Optioned Shares and any and all withholding Tax-Related Items due in connection with the exercise of my Option, subject to satisfaction of the Purchase Price any and all withholding Tax-Related Items in any other manner consistent with the Award Agreement and the Plan.
3.    Rights as Stockholder. While the Company will endeavor to process this notice in a timely manner, I acknowledge that, until the issuance of the Optioned Shares (or, in the Committee’s discretion, in un-certificated form, upon the books of the Company’s transfer agent) and my satisfaction of any other conditions imposed by the Committee pursuant to the Plan or as set forth in the Award Agreement, no right to vote or receive dividends or any other rights as a stockholder

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Appendix A-2

will exist with respect to the Optioned Shares, notwithstanding the exercise of my Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance of the Optioned Shares.
4.    Interpretation. Any dispute regarding the interpretation of this notice will be submitted promptly by me or by the Company to the Committee. The resolution of such a dispute by the Committee will be final and binding on all parties.
5.    Entire Agreement. The Plan, the Award Agreement under which the Optioned Shares were granted are incorporated herein by reference and, together with this notice, constitute the entire agreement of the parties with respect to the subject matter of this notice.
Very truly yours,

Very truly yours,

Signature:
Name:
Address:

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Appendix B-1

APPENDIX B
INC RESEARCH HOLDINGS, INC.
2014 Equity Incentive Plan
Stock Option Award Agreement

Country-Specific Terms and Conditions

Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the INC Research Holdings, Inc. 2014 Equity Incentive Plan (the “Plan”) and the Stock Option Award Agreement for Non-U.S. Participants (the “Option Agreement”). This Appendix constitutes part of the Option Agreement.
Terms and Conditions
This Appendix includes additional terms and conditions that govern the Option if the Participant is employed by an employing entity in a country listed below. If the Participant moves to another country after receiving the grant of the Option, the Company will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to the Participant.
Notifications
This Appendix also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of September 2014. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time that the Participant exercises the Option or sells Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.

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Appendix B-2

SINGAPORE
Notifications
Securities Law Notification. The grant of the Option is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Participant should note that the grant of the Option is subject to section 257 of the SFA and the Participant will not be able to make (i) any subsequent sale of the Shares in Singapore or (ii) any offer of such subsequent sale of the Shares in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA. The Company’s shares are traded on the NASDAQ Global Select Market, which is located outside of Singapore, under the ticker symbol “INCR” and the Shares acquired under the Plan may be sold through this exchange.
Director Notification Requirement. If the Participant is a director, associate director or shadow director1 of a Singapore Subsidiary, the Participant is subject to certain notification requirements under the Singapore Companies Act, regardless of whether the Participant is a Singapore resident or employed in Singapore. Among these requirements is the obligation to notify the Singapore Subsidiary in writing when the Participant receives or disposes of an interest (e.g., Options, Shares) in the Company or a Subsidiary. These notifications must be made within two (2) business days of acquiring or disposing of any interest in the Company or any Subsidiary or within two (2) business days of becoming a director, associate director or shadow director if such an interest exists at that time.
UNITED KINGDOM
Terms and Conditions
Responsibility for Taxes. The following provisions supplement Section 6 of the Option Agreement:
If payment or withholding of the income tax due is not made within ninety (90) days of the end of the tax year in which the event giving rise to the liability occurs or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax will constitute a loan owed by the Participant to the Company or the Employer, effective on the Due Date. The Participant agrees that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in the Plan or in Section 6 of the Option Agreement.
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1 A shadow director is an individual who is not on the board of directors of the Singapore Subsidiary but who has sufficient control such that the board of directors of the Singapore Subsidiary acts in accordance with the directions or instructions of the individual.

6-Aug-2015 (Executive)

Appendix B-3

Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), he or she will not be eligible for such a loan to cover the income tax due as described above. In the event that the Participant is such a director or executive officer and the income tax is not collected from or paid by the Participant by the Due Date, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and national insurance contributions may be payable. The Participant is responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime. The Participant is responsible for reimbursing the Company or the Employer (as applicable) for the value of any employee national insurance contributions due on this additional benefit and acknowledges that the Company or the Employer may recover such amount from him or her by any of the means referred to in Plan or in Section 6 of the Option Agreement.
Joint Election. As a condition of the Participant’s participation in the Plan, the Participant agrees to accept any liability for secondary Class 1 national insurance contributions which may be payable by the Company and/or the Employer in connection with the Option and any event giving rise to Tax-Related Items (the “Employer’s NICs”). Without limitation to the foregoing, the Participant agrees to enter into a joint election with the Company (the “Joint Election”), the form of such Joint Election being formally approved by HMRC, and to execute any other consents or elections required to accomplish the transfer of the Employer’s NICs to the Participant. The Participant further agrees to execute such other joint elections as may be required between the Participant and any successor to the Company and/or the Employer. The Participant further agrees that the Company and/or the Employer may collect the Employer’s NICs from him or her by any of the means set forth in Plan or in Section 6 of the Option Agreement.
If the Participant does not enter into a Joint Election, or if approval of the Joint Election has been withdrawn by HMRC, the Company, in its sole discretion and without any liability to the Company or the Employer, may choose not to issue or deliver any Shares to the Participant upon exercise of the Option.

6-Aug-2015 (Executive)